AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the __ day of ______, 2017, to the Fund Administration Servicing Agreement, dated as of June 22, 2006, as amended (the “Agreement”), is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the "Trust") on behalf of its separate series, the Congress Funds and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Administration Servicing Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the Congress Small Cap Growth Fund; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit S to the Agreement is hereby superseded and replaced with Amended Exhibit S attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC
By:	By:
Name: Elaine E. Richards	Name: Michael L. Ceccato
Title: President	Title: Senior Vice President

Amended Exhibit S to the
Professionally Managed Portfolios Fund Administration Servicing Agreement

Name of Series
Congress Large Cap Growth Fund
Congress All Cap Opportunity Fund
Congress Mid Cap Growth Fund
Congress Small Cap Growth Fund

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule at May, 2016
Fund Accounting Annual Fee Based Upon Average Net Assets Per Fund*
[  ] basis points on the first $[  ]
[  ] basis points on the next $[  ]
[  ] basis points on the balance
Minimum annual fee:  $[  ] per fund

▪ Additional fee of $[  ] for each additional class

Fund Administration Annual Fee Based Upon Average Net Assets Per Fund*
[  ] basis points on the first $[  ]
[  ] basis points on the next $[  ]
[  ] basis points on the balance
Minimum annual fee:  $[  ] per fund complex
Multiple Classes – Add the following for each class beyond the first class:
•	[ ] basis point at each level
•	$[ ] per class minimum

Services Included in Annual Fee Per Fund
▪

Pricing Services
▪	$[ ] - Domestic Equities, Options, ADRs, Foreign Equities
▪	$[ ] - Domestic Corporates, Convertibles, Governments, Agencies, Futures, Forwards, Currency Rates, Mortgage Backed
▪	$[ ] - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
▪	$[ ] - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$[ ] - Bank Loans
▪	$[ ] - Swaptions
▪	$[ ] - Credit Default Swaps
▪	$[ ] per Month Manual Security Pricing (>[ ]per day)

Fair Value Services (Charged at the Complex Level)
▪	$[ ] per security on the First [ ] Securities
▪	$[ ] per security on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services
▪	$[ ] per Foreign Equity Security per Month
▪	$[ ] per Domestic Equity Security per Month

Factor Services (security paydown factor data)
▪	$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month

Chief Compliance Officer Annual Fees $[  ] per fund

Third Party Administrative Data Charges (descriptive data for each security)
▪	$[ ] per security per month for fund administrative

Prices above are based on using U.S. Bancorp standard data pricing services and are subject to change.

Amended Exhibit S (continued) to the
Professionally Managed Portfolios Fund Administration Servicing Agreement

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule at May, 2016

Miscellaneous Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

* Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly.

Fund Administration & Compliance Portfolio Services
 Supplemental Services Fee Schedule at May 2016

Additional Legal Administration Services
▪	Subsequent new fund launch – $[ ] per project
▪	Subsequent new share class launch – $[ ] per project
▪	Multi-managed funds – as negotiated based upon specific requirements
▪	Proxy – as negotiated based upon specific requirements

Daily Compliance Services
▪	Base fee – $[ ] per fund per year
▪	Setup – $[ ] per fund group

Section 18 Compliance Testing
▪	$[ ] set up fee per fund complex
▪	$[ ] per fund per month

Section 15(c) Reporting
▪	$[ ] per fund per report – first class
▪	$[ ] per additional class report

Equity & Fixed Income Attribution Reporting
▪	Fees are dependent upon portfolio makeup, services required, and benchmark requirements.

Advisor’s Signature not required as of May 25, 2017 as the fees are not being changed.